SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                       Date of Report:  February 18, 1997




                   SOUTHEASTERN MICHIGAN GAS ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)



   Michigan                           0-8503                     38-2144267
(State or other                    (Commission                (I.R.S. Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)



405 Water Street, Port Huron, Michigan                              48060
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code               810-987-2200



Item 5.  Other Events.

     On January 16, 1997, the Board of Directors of Southeastern Michigan Gas Enterprises, Inc. (the Company) took the following actions.
     The Company recorded a one-time non-cash after-tax charge against earnings of $21 million on its investment and participation as a general partner in NOARK Pipeline System, L.P. (NOARK). On a pre-tax basis, the charge against earnings, to be taken in the fourth quarter of 1996, represents a significant portion of the Company's current investment, including loan guarantees, in NOARK.
     NOARK is an intrastate natural gas pipeline of approximately 302 miles, extending from Ft. Chaffee, Arkansas, across the northern part of the State.
The pipeline was built during 1991-92 at a cost of $103 million. The NOARK partnership includes Southwestern Energy Company as operator and a general partner, with an ownership interest of 48 percent, and The Prudential Insurance Company, the primary lender to the partnership, with a 20 percent limited partnership interest, in addition to the Company's 32 percent general partnership interest.
     NOARK has been operating below capacity and generating losses since it was placed in service. Operating cash flows have been insufficient to meet principal and interest payments on the partnership debt. As a result, the Company has contributed over $5 million to NOARK since October 1994 in connection with its loan guarantees.
     The Company will continue to explore opportunities to improve the project, but the write-down is expected to eliminate the need for significant NOARK operating losses being recorded in future income statements. The one-time non-cash charge is expected to positively impact 1997 earnings per share by $.14 and will not affect the Company's cash or stock dividend. The Company will also continue to try to sell its interest in NOARK.
     The Board of Directors adopted a shareholder rights plan ("the Plan"). Shareholder authorization of additional capital stock is required before the rights established by the Plan can be effective. Shareholder approval will be sought in April 1997 to create a new class of Preference Stock, a portion of which will be reserved under the Plan for sale to common shareholders at a 50% discount to its value. Common shareholders will be able to purchase the Preference Stock under limited conditions involving an attempt to take over the Company by means deemed by the Board of Directors to be coercive or unfair. Under such circumstances, the person or group trying to take over the Company would not have the right to purchase Preference Stock even if they are common shareholders. The purpose of the Plan is to preserve for the Company's shareholders the long-term value of the Company in the event of a potential takeover which appears to the Board to be coercive or unfair. At the present time the Company knows of no attempt or plan by anyone to take over the Company.
     The Board of Directors adopted, subject to approval by the Company's shareholders at the April 15, 1997 annual meeting of shareholders, a Long-Term Incentive Plan providing for stock-based awards to key management employees and non-employee directors. The purpose of the Long-Term Incentive Plan is to provide long-term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries; to assist the Company in attracting and retaining key employees and non-employee directors; and to associate the interests of such employees and directors with those of the Company's shareholders.
     Under the Long-Term Incentive Plan, the Compensation Committee of the Company, subject to approval by the Board of Directors, would make awards based on performance in relation to specified performance goals. Awards would take the form of one or more of the following: stock options, restricted stock, stock appreciation rights, performance units and other stock incentives deemed appropriate by the Compensation Committee. Up to 500,000 shares of the Company's common stock would be available for the Long-Term Incentive Plan.
Each year, non-employee directors would be granted options to purchase 1,000 shares.
     The Company's Board of Directors approved a change in the name of the Company to SEMCO Energy, Inc., subject to approval by the shareholders of the Company at the April 15, 1997 annual meeting of shareholders. The name change would require the shareholders to approve an amendment to the Company's
Articles of Incorporation.

Item 7.(c)  Exhibits.
     None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    SOUTHEASTERN MICHIGAN GAS ENTERPRISES, INC.
                                                    (Registrant)



Dated:  February 18, 1997           By:  William L. Johnson
                                         President and C.E.O.